EXHIBIT 99.2
UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT 06506-0901
203.499.2812 Fax: 203.499.3626

NEWS RELEASE
May 16, 2006
	Analyst Contact:	Susan Allen:	203.499.2409
	Media Contact:	Anita Steeves:	203.499.2901
		After Hours:	203.499.2812

UI Begins Construction on the Middletown/Norwalk Transmission Upgrade

NEW HAVEN, Conn -- May 16, 2006--UIL Holdings Corporation’s (NYSE: UIL) wholly owned subsidiary,- The United Illuminating Company (UI) will begin construction on the 345-kV (345,000 volts) transmission line from Middletown to Norwalk Connecticut later this summer. UI will construct, own, and operate transmission and substation facilities comprising approximately 20 percent of the total Middletown to Norwalk (M/N) Project which was approved by the Connecticut Siting Council in 2005. UI’s current estimate for its share of the project cost is approximately $250 million.

UI has awarded the first major construction contract to Siemens Power Transmission & Distribution, Inc. for the turnkey construction of the Singer Substation in Bridgeport, CT. Singer Substation, when completed, will be the largest 345-kV Gas Insulated Substation in North America.

“We believe the major investment we are making in the transmission infrastructure will significantly improve reliability and help to meet the growing electricity needs for hundreds of thousands of residents, businesses and institutions,” said James P. Torgerson, chief executive officer of UI. “We believe in investing in the utility, and have an extensive distribution and transmission capital expenditure program of more than $540 million through the year 2009. Of that, nearly $280 million will be invested in distribution capacity for transformers, cables, poles, and other distribution infrastructure; and the balance will be invested in transmission capacity for the M/N project and other transmission related upgrades. We will be a ‘back-to-basics’ utility with our growth driven by transmission investments, resulting in expected 5 to 8 percent compounded growth at UIL for 2007 through 2009.”

The M/N transmission project will extend the existing 345-kV transmission grid into the 54-town Southwest Connecticut region and include 45 miles of overhead lines and 24 miles under local streets, including the portion of the line to be owned and constructed by UI. This is a project undertaken in conjunction with The Connecticut Light and Power Company.

Project construction is slated to be complete by the summer of 2009 with the new line serving customers by December 2009.

        UIL Holdings has filed a presentation containing detail regarding the 2007-2009 capital expenditure program as an attachment to a Form 8-K with the Securities and Exchange Commission. The presentation has been posted to UIL’s web page at http://www.uil.com.

The United Illuminating Company (UI) is a New Haven-based regional distribution utility established in 1899. UI is engaged in the purchase, transmission, distribution and sale of electricity and related services to more than 320,000 residential, commercial and industrial customers in the Greater New Haven and Bridgeport areas. UI’s World Wide Web address is http://www.uinet.com/. UI’s parent company, UIL Holdings Corporation, is traded on the New York Stock Exchange under the symbol UIL.
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